SECOND AMENDMENT TO PARTICIPATION AGREEMENT

THIS SECOND AMENDMENT TO PARTICIPATION AGREEMENT is made as of this 30th day of November, 2011, by and among, Great-West Life & Annuity Insurance Company, First Great-West Life & Annuity Insurance Company (each the “Company”), T. Rowe Price Equity Series, Inc., T. Rowe Price Fixed Income Series, Inc., T. Rowe Price International Series, Inc., (collectively, the “Funds”), T. Rowe Price Investment Services, Inc. (the “Underwriter”). Capitalized terms not otherwise defined herein shall have the meaning as ascribed to them in the original Agreement (defined below).

WHEREAS, Company, the Funds and the Underwriter are parties to a Fund Participation Agreement dated February 1, 2002, as amended (the “Agreement”);

WHEREAS, the parties desire to amend the Agreement to provide for the Company to use the Variable Insurance Portfolio-II class of shares as investment vehicles for the Variable Insurance Products offered by the Company; and

WHEREAS, the parties desire to amend certain provisions and Schedules of the Agreement.

NOW THEREFORE, the parties do hereby agree as follows:

1.	A new Section 1.3 of the Participation Agreement is added as follows:

“1.3 If the net asset value is materially incorrect through no fault of the Company, the Company on behalf of each Account, shall be entitled to an adjustment to the number of shares purchased or redeemed to reflect the correct net asset value in accordance with Fund procedures and SEC guidelines. Any material error in the calculation of the net asset value, income dividend or capital gain information shall be reported by the Fund or its designee to the Company promptly upon discovery. Additionally, the Company shall be entitled to reimbursement from the Fund or the Underwriter for any expenses incurred by the Company in correcting an Account or Contract records or in adjusting proceeds paid to Contract owners who have redeemed or reallocated interests under their Contracts pursuant to Schedule E attached.”

2.	Section 2.3 of the Participation Agreement is deleted in its entirety and replaced with the following:

“2.3 The T. Rowe Price Equity Series, Inc. and the T. Rowe Price Fixed Income Series, Inc. currently are authorized to issue a class of shares with respect to which such Fund has adopted a plan for purposes of paying for certain services under Rule 12b-1 of the 1940 Act. To the extent that another Fund decides to finance certain expenses pursuant to Rule 12b-1, the Fund will undertake to have the Board, a majority of whom are not interested persons of the Fund, formulate and approve any plan pursuant to Rule 12b-1 under the 1940 Act to finance such expenses.”

3.	Section 5.1 of the Participation Agreement is deleted in its entirety and replaced with the following:

“5.1 The Underwriter shall pay a fee to the Company or to the underwriter for the Contracts pursuant to Rule 12b-1 to finance personal services expenses as set forth in the Letter Agreement entered into between the Company and the Underwriter dated November 30, 2011.”

4.	Schedule A is hereby replaced with the attached Schedule A.

5.	Schedule C is hereby replaced with the attached Schedule C.

6.	All other terms and provisions of the Agreement are not amended herein shall remain in full force and effect.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to the Agreement to be executed in its name and on its behalf by its duly authorized representative.

GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY By its Authorized Officer		FIRST GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY By its Authorized Officer

By:	/s/ Ron Laeyendecker	By:	/s/ Susan Gile

Name:	Ron Laeyendecker	Name:	Susan Gile

Title:	Senior Vice-President	Title:	Vice President

Date:	12/12/11	Date:

T. ROWE PRICE EQUITY SERIES, INC. By its Authorized Officer		T. ROWE PRICE FIXED INCOME SERIES, INC. By its Authorized Officer

By:	/s/ David Oestreicher	By:	/s/ David Oestreicher

Name:	David Oestreicher	Name:	David Oestreicher

Title:	Vice President	Title:	Vice President

Date:	11/30/11	Date:	11/30/11

2

T. ROWE PRICE INTERNATIONAL SERIES, INC. By its Authorized Officer		T. ROWE PRICE INVESTMENT SERVICES, INC. By its Authorized Officer

By:	/s/ David Oestreicher	By:	/s/ Fran Pollack-Matz

Name:	David Oestreicher	Name:	Fran Pollack-Matz

Title:	Vice President	Title:	Vice President

Date:	11/30/11	Date:	11/30/11

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SCHEDULE A

Name of Separate Account and
Date Established by Board of Directors
Key Business COLI VUL Series Account 7	November 23, 1999
(GWL&A)

Key Business COLI VUL Series Account 1	February 14, 2006
(First GWL&A)

Variable Annuity-1 Series Account	July 24, 1995
(GWL&A)

Variable Annuity-1 Series Account	January 15, 1997
(First GWL&A)

Variable Annuity-2 Series Account	June 25, 2009
(GWL&A)

Variable Annuity-2 Series Account	September 13, 1989
(First GWL&A)

Designated Portfolios	T. Rowe Price Equity Series, Inc.
• T. Rowe Price Equity Income Portfolio
• T. Rowe Price Equity Income Portfolio-II
• T. Rowe Price New America Growth Portfolio
• T. Rowe Price Personal Strategy Balanced Portfolio
• T. Rowe Price Mid-Cap Growth Portfolio
• T. Rowe Price Mid-Cap Growth Portfolio-II
• T. Rowe Price Blue Chip Growth Portfolio
• T. Rowe Price Blue Chip Growth Portfolio-II
• T. Rowe Price Equity Index 500 Portfolio
• T. Rowe Price Health Sciences Portfolio
• T. Rowe Price Health Sciences Portfolio-II

T. Rowe Price Fixed Income Series, Inc.
• T. Rowe Price Limited-Term Bond Portfolio
• T. Rowe Price Limited-Term Bond Portfolio-II
• T. Rowe Price Prime Reserve Portfolio

T. Rowe Price International Series, Inc.
• T. Rowe Price International Stock Portfolio

And any other portfolios or series of the Funds that are available and open to new investors on or after the effective date of this Agreement.

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SCHEDULE C

EXPENSES

The Fund and/or the Underwriter and/or Adviser, and Company

will coordinate the functions and pay the costs of completing these functions based upon an allocation of costs in the tables below. Costs shall be allocated to reflect the Fund’s share of the total costs determined according to the number of pages of the Fund’s respective portions of the documents. The Company in seeking reimbursement for such costs shall submit an invoice showing the allocation of the Fund’s share of the total costs, and the methodology by which such allocation was calculated.

Item	Function	Party Responsible for Coordination	Party Responsible for Expense
Fund Prospectus (Statutory and Summary Prospectuses)	Printing of prospectuses, or compiling of electronic prospectus, if needed in the future	Company	Fund or Underwriter, as applicable
	Fund, Underwriter or Adviser shall supply Company with such- numbers of the Designated Portfolio(s) prospectus(es) as Company shall reasonably request	Company	Fund or Underwriter, as applicable
	Distribution to New and Inforce Clients	Company	Company
	Distribution to Prospective Clients	Company	Company
	Distribution to Clients in connection with initial rollout of Fund in connection with the Contracts	Company	Fundor Underwriter, as applicable
Fund Prospectus Update (Statutory and Summary Prospectuses) Update & Distribution	If Required by Fund, Underwriter or Adviser	Fund, Underwriter or Adviser	Fund or Underwriter, as applicable
	If Required by	Company	Company

Company
Fund SAI	Printing	Fund, Underwriter or Adviser	Fund or Underwriter, as applicable
	Distribution	Company	Company
Proxy Material for Fund	Printing if proxy required by Law	Fund, Underwriter or Adviser	Fund or Underwriter
	Distribution (including labor) if proxy required by Law	Company	Fund or Underwriter
	Printing & distribution if required by Company	Company	Company

Fund Annual & Semi- Annual Report	Printing of reports	Company	Fund or Underwriter
	Distribution	Company	Company
Other communication to New and Prospective clients	If Required by the Fund, Underwriter or Adviser	Company	Fund or Underwriter, as applicable
	If Required by Company	Company	Company
Other communication to inforce	Distribution (including labor and printing) if required by the Fund, Underwriter or Adviser	Company	Fund or Underwriter, as applicable
	Distribution (including labor and printing) if required by Company	Company	Company

Substitution Orders	Application for, and implementation of (including necessary printing and mailings), substitution orders required as a result of Fund action	Company	Fund or Underwriter
Operations of the	All operations and	Fund, Underwriter	Fund or

Fund	related expenses, including the cost of registration and qualification of shares, taxes on the issuance or transfer of shares, cost of management of the business affairs of the Fund, and expenses paid or assumed by the fund pursuant to any Rule 12b-1 plan	Underwriter

SCHEDULE E

Compensating for Contract Owner Losses Caused by Pricing, Income, Dividend and Capital Gains Distribution Errors.

 In the event the Fund provides a materially incorrect price for the Fund, or provides incorrect income, dividend or capital gains distribution information for the Fund, through no fault of the Company, the Underwriter will adjust the Account with the Fund on a net basis to correct the shares in the account. The materiality of an incorrect price will be determined with reference to applicable SEC guidance. If the Company adjusts the underlying Contract owners’ accounts, those accounts with gains shall be used to offset those accounts with losses, including those Contract owners who received underpaid distributions (“Contract owner Adjustments”). After the Contract owner Adjustments, the Company will identify those Contract owners who received distributions or made exchanges into other investment options during the time period affected by the incorrect price or the incorrect dividend or distribution information. The Company will then notify the Underwriter of the amount of losses suffered as a result of (i) for an overstated price or overstated income, dividend or capital gains distributions, Contract owners whose accounts had a loss that could not be offset by the overpayments (gains) made to Contract owners who took distributions; or (ii) for an understated price or understated dividends or distributions, Contract owners who received underpaid distributions that could not be offset by gains in other Contract owner accounts; or (iii) for exchanges into other investment options, Contract owners whose accounts had a loss due to the adjustment in the other investment option (caused by market fluctuation of the other investment option) and such loss cannot be offset by the gains received by Contract owners who exchanged into other investment options where such fluctuation caused a gain. Upon receipt of appropriate documentation verifying such losses, the Underwriter shall reimburse the Account with the appropriate number of additional shares. Should the Company fail to collect overpayments made to those Contract owners who received distributions with a gain, the Company agrees to subrogate its claim against such Contract owner to the Fund, the Underwriter or its affiliate. Any net gains calculated after Contract owner Adjustments will be returned by the Company to the Underwriter.

Compensating the Company for its Expenses Incurred as a Result of Pricing, Income, Dividend or Capital Gains Distribution Errors.     Set forth below is the criteria that must be met before the Underwriter will reimburse the Company for expenses incurred due to pricing, income, dividend or capital gains distribution errors:

•	The Company must provide a full accounting of expenses;

•	A $5,000 cap will be imposed on each occurrence;

•	Expenses may include payroll overtime, system fees, postage and stationery (if separate mailing is required);

•	The Company must use its best efforts to mitigate all expenses which may be reimbursable; and

•	Expenses and payroll overtime shall not include any time spent customizing the Company’s systems to correct the error.

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